SECURITIES & EXCHANGE COMMISSION
                           Washington, D.C. 20549
                           ----------------------

                                 SCHEDULE 13G*
                                (Rule 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)

                               Amendment No. 1

                        IntraBiotics Pharmaceuticals, Inc.
                               (Name of Issuer)

                         Common Stock, par value $.001
                        (Title of Class of Securities)

                                  46116T100
                                (CUSIP Number)

                              December 31, 2000
            (Date of event which requires filing of this statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule 13G is filed:

     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)


                           (Page 1 of 11 Pages)
---------------
[FN]
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


CUSIP No. 46116T100             13G/A                      Page 2 of 11 Pages

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                              BOWMAN CAPITAL TECHNOLOGY FUND LP
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                        Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                        -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                        1,029,953
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                        -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                        1,029,953
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                        1,029,953
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                        3.5%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                        PN
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 46116T100             13G                    Page 3 of 11 Pages

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                     BOWMAN CAPITAL FOUNDERS FUND LP
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                        Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                        -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                        694,827
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                        -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                        694,827
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                        694,827
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                        2.4%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                        PN
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 46116T100             13G                    Page 4 of 11 Pages

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                              BOWMAN CAPITAL CROSSOVER FUND LP
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                        Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                        -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                        17,300
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                        -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                        17,300
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                        17,300
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                        0.1%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                        PN
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 46116T100             13G                    Page 5 of 11 Pages

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                              BOWMAN CAPITAL MANAGEMENT, L.L.C.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                        Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                        -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                        3,161,451
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                        -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                        3,161,451
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                        3,161,451
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                        10.9%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                        IA,OO
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 46116T100             13G                    Page 6 of 11 Pages

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                        Lawrence A. Bowman
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                        United States of America
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER           157,715
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                        3,161,451
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                        157,715
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                        3,161,451
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                        3,319,166
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                        11.4%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                        IN
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 46116T100                 13G                    Page 7 of 11 Pages

Item 1(a).     Name of Issuer:

     The name of the issuer is IntraBiotics Pharmaceuticals, Inc.
     (the "Company").

Item 1(b).     Address of Issuer's Principal Executive Offices:

     The Company's principal executive office is located at 1255 Terra Bella Avenue, Mountain View, CA 94043

Item 2(a).     Name of Person Filing:

     This statement is filed by:

            (i)   Bowman  Capital   Technology  Fund  LP,  a  Delaware   limited
                  partnership ("Technology"), with respect to shares of Common Stock (as defined in Item 2(d) below) directly owned by it;

            (ii)  Bowman   Capital   Founders   Fund  LP,  a  Delaware   limited
                  partnership ("Founders"), with respect to shares of Common Stock directly owned by it;

            (iii) Bowman  Capital   Crossover   Fund  LP,  a  Delaware   limited
                  partnership ("Crossover"), with respect to shares of Common Stock directly owned by it;

            (iv) Bowman Capital Management, L.L.C., a Delaware limited liability company and a registered investment adviser (the "Investment Manager"), which (A) serves as investment manager to and has investment discretion over the securities held by Bowman Capital Technology Offshore Fund Limited, a British Virgin Islands corporation ("Tech Offshore"), with respect to shares of Common Stock directly owned by Tech Offshore, and Bowman Capital Founders Offshore Fund Cayman Limited, a Cayman Islands corporation ("Founders Offshore"), with respect to shares of Common Stock directly owned by Founders Offshore, and (B) serves as the general partner of each of Technology, Founders and Crossover (together, the "Partnerships"), with respect to shares of Common Stock directly owned by each of the Partnerships; and

            (v) Mr. Lawrence A. Bowman ("Mr. Bowman"), who serves as the managing member and president of the Investment Manager, with respect to shares of Common Stock directly owed by Mr. Bowman, the Partnerships, Tech Offshore and Founders Offshore.

     The foregoing persons are hereinafter sometimes collectively referred to as the "Reporting Persons." Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

CUSIP No. 46116T100                 13G                   Page 8 of 11 Pages

Item 2(b).     Address of Principal Business Office or, if None, Residence:

     The address of the business office of each of the Reporting Persons is 1875 South Grant Street, Suite 600, San Mateo, CA 94402.

Item 2(c).     Citizenship:

     Each of the Partnerships and the Investment Manager is organized under the laws of the State of Delaware. Mr. Bowman is a citizen of the United States of America.

Item 2(d).     Title of Class of Securities:

     Common Stock, par value $.001 ("Common Stock")

Item 2(e).  CUSIP Number:

     46116T100

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

          (a) [ ] Broker or dealer registered under Section 15 of the Act,

          (b) [ ]   Bank as defined in Section 3(a)(6) of the Act,

          (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act,

          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940,

          (e) [ ]   Investment Adviser in accordance with Rule
                    13d-1 (b)(1)(ii)(E),

          (f) [ ] Employee Benefit Plan or Endowment Fund in accordance with 13d-1 (b)(1)(ii)(F),

          (g) [ ] Parent Holding Company or control person in accordance with Rule 13d-1(b)(1)(ii)(G),

          (h) [ ] Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act,

          (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940,

          (j) [ ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to 13d-1(c), check this box:  [x]

CUSIP No. 46116T100                 13G                   Page 9 of 11 Pages

Item 4.   Ownership.

     A. Bowman Capital Technology Fund LP
          (a) Amount beneficially owned:  1,029,953
          (b) Percent of class: 3.5% The percentages used herein and in the rest of this Schedule 13G are calculated based upon the 29,094,072 shares of Common Stock issued and outstanding on October 31, 2000, as reflected in the Company's Form 10-Q for the quarterly period ended September 30, 2000.
          (c) Number of shares as to which such person has:
              (i) Sole power to vote or direct the vote:  -0-
              (ii) Shared power to vote or direct the vote:  1,029,953
              (iii) Sole power to dispose or direct the disposition:  -0-
              (iv) Shared power to dispose or direct the disposition: 1,029,953

     B. Bowman Capital Founders Fund LP
          (a) Amount beneficially owned:  694,827
          (b) Percent of class:  2.4%
          (c) Number of shares as to which such person has:
              (i) Sole power to vote or direct the vote:  -0-
              (ii) Shared power to vote or direct the vote:  694,827
              (iii) Sole power to dispose or direct the disposition:  -0-
              (iv) Shared power to dispose or direct the disposition:  694,827

     C. Bowman Capital Crossover Fund LP
          (a) Amount beneficially owned:  17,300
          (b) Percent of class:  0.1%
          (c) Number of shares as to which such person has:
              (i) Sole power to vote or direct the vote:  -0-
              (ii) Shared power to vote or direct the vote:  17,300
              (iii) Sole power to dispose or direct the disposition:  -0-
              (iv) Shared power to dispose or direct the disposition:  17,300

     D. Bowman Capital Management, L.L.C.
          (a) Amount beneficially owned:  3,161,451
          (b) Percent of class:  10.9%
          (c) Number of shares as to which such person has:
              (i) Sole power to vote or direct the vote:  -0-
              (ii) Shared power to vote or direct the vote:  3,161,451
              (iii) Sole power to dispose or direct the disposition:  -0-
              (iv) Shared power to dispose or direct the disposition: 3,161,451

     E. Lawrence A. Bowman
          (a) Amount beneficially owned:  3,319,166
          (b) Percent of class: 11.4%
          (c) Number of shares as to which such person has:
              (i) Sole power to vote or direct the vote:  157,715
              (ii) Shared power to vote or direct the vote:  3,161,451
              (iii) Sole power to dispose or direct the disposition:  157,715
              (iv) Shared power to dispose or direct the disposition:  3,161,451

CUSIP No. 46116T100                 13G                   Page 10 of 11 Pages

Item 5.     Ownership of Five Percent or Less of a Class.

     Not applicable.


Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

     Tech Offshore and Founders Offshore, each clients of the Investment Manager, have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the securities reported in this Schedule 13G. No single client holds more than five percent of the class of securities reported herein.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

     Not applicable.


Item 8.  Identification and Classification of Members of the Group.

     Not applicable.


Item 9.  Notice of Dissolution of Group.

     Not applicable.

Item 10.  Certification.

     Each of the Reporting Persons hereby makes the following certification:

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 46116T100                 13G                   Page 11 of 11 Pages

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


DATED:  February 12, 2001

                                  /s/ Thomas Pindelski
                                  -------------------------------------
                                  Thomas Pindelski, Attorney-In-Fact for
                                  Lawrence A. Bowman, individually, and as
                                  managing member and president of
                                   Bowman Capital Management, L.L.C., for itself
                                  and as the general partner of Bowman Capital Technology Fund LP, the general partner of Bowman Capital Founders Fund LP, and the general partner of Bowman Capital Crossover Fund LP